Exhibit 99.6

Date: April 23, 2026

To:

Zhibao Technology Inc.

Floor 3, Building 6, Wuxing Road, Lane 727

Pudong New Area, Shanghai 201204

People’s Republic of China

Re: Zhibao Technology Inc. -PRC Legal Opinion

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel to Zhibao Technology Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with the offering and resale by 3i, LP (“3i” or the “Selling Shareholder”) of up to 23,777,779 Class A ordinary shares, par value $0.0001 per share (the “Offering”), subject to the securities purchase agreement entered into by and between 3i and the Company on April 8, 2026 (the “3i SPA”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

We have been requested by the Company to render this opinion (the “Opinion”) on all of the following entities listed in Appendix A (collectively referred to herein as the “PRC Companies”) for the purposes of the Offering.

A. Documents and Assumptions

For the purpose of rendering this legal opinion (the “Opinion”), we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration for Market Regulation (the “AMR”) or PRC National Enterprise Credit Information Publicity System (“Company Registry”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

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Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this Opinion.

The material from AMR or Company Registry does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from AMR is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this Opinion, we have assumed:

(1)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(2)	that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(3)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(4)	the 3i SPA is legal, valid, binding and enforceable in accordance with its governing laws in any and all respects;

(5)	that all consents, licenses, permits, approvals, waivers, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under the 3i SPA related to the issuance and resale of the Class A ordinary shares have been obtained or made;

(6)	the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(7)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, such performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(8)	that the information disclosed in the materials from the Company Registry is accurate and complete as of the date of this Opinion and the information from the Company Registry search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

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(9)	that each of the parties other than the PRC Companies as defined below is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(10)	that all Governmental Authorizations, as defined below, and other official statements or documentation are obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

(11)	that there has been no change in the information contained in the latest records of the Company Registry up to the issuance of this Opinion; and

(12)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

If any evidence comes to light that would indicate any of the Documents or materials referred to above contain any legal deficiency, inaccuracy or other such defect, or if any of the assumptions upon which this Opinion is based prove to be incorrect as of the date hereof, we reserve the right to revise any relevant expression or conclusion contained in this Opinion and/or issue a supplementary legal opinion, interpretation or revision to this Opinion according to further certified facts.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This Opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(1)	“Company” means Zhibao Technology Inc.;

(2)	“PRC Companies” means Zhibao Technology Co., Ltd.(“Zhibao China” or “WFOE”), Shanghai Anyi Network Technology Co., Ltd.(“Shanghai Anyi”), Sunshine Insurance Brokers (Shanghai) Co., Ltd.(“Sunshine Insurance Brokers”), Shanghai Zhibao Health Management Co., Ltd.(“Zhibao Health”), Shanghai Zhizhongbao Enterprise Management Co., Ltd.(“Zhizhongbao”), Shanghai Zhibao Yingshi Health Technology Co., Ltd.( “Zhibao Yingshi”), and Zhonglian Jinan Insurance Brokers Co., Ltd. ( “Zhonglian”);

(3)	“CSRC” means the China Securities Regulatory Commission;

(4)	“Circular 37” means Circular on the Management of Offshore Investment and Financing and Round Trip Investment By Domestic Residents through Special Purpose Vehicles promulgated on July 4, 2014;

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(5)	“Circular 37 Registration” means the initial foreign exchange registration with the relevant governmental authority in respect of their respective overseas investments in the special purpose vehicles for the PRC residences who are required to make the foreign exchange registration under the Circular 37;

(6)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(7)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(8)	“Intellectual Property Rights” means, trademarks, trade names, patents, copyrights, domain names, licenses, trade secrets, inventions, technology, know-how, proprietary rights and other intellectual property and similar rights, including registrations and applications for registration thereof owned by the PRC Companies;

(9)	“PRC” or “China” means the People’s Republic of China, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(10)	“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and its PRC Companies, taken as a whole or on the ability of the Company to consummate the transaction;

(11)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this Opinion;

(12)	“Registration Statement” means the Company’s Registration Statement on Form F-1 under the United States Securities Act of 1933, as amended, filed with the SEC, including all amendments or supplements in connection with the Offering;

(13)	“Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies with five interpretative guidelines promulgated by the CSRC on February 17, 2023, effective on March 31, 2023; and

(14)	“CSRC Trial Measures Notice” means the Notice on Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies issued by the CSRC on February 17, 2023.

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C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(1)	Incorporation of PRC Companies. Based on our understanding of the current PRC Laws, each of the PRC Companies has been duly incorporated and is validly existing with legal person status and limited liability under the PRC Laws and its business license and articles of association are in full force and effect under, and in compliance with, the PRC Laws.

(2)	Capitalization. The equity interests in each of the PRC Companies are legally and validly owned by their respective shareholders. To the best of our knowledge after due inquiry, the equity interests of the PRC Companies are free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims. To our best knowledge after due inquiry, as of the date hereof, the registered capital of each of the PRC Companies has been paid in accordance with its respective articles of association.

(3)	Compliance with Articles of Association. To our best knowledge after due inquiry, as of the date hereof, the articles of association of each of the PRC Companies in all material aspects comply with the requirements of applicable laws of the PRC and are in full force and effect.

(4)	Corporate Structure. Based on our understanding of the current PRC Laws, the ownership structure of the PRC Companies and their respective PRC subsidiaries as described in ‘‘Corporate History and Structure’’ of the Registration Statement, both currently and immediately after giving effect to the Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

(5)	Business and License. The PRC Companies have sufficient corporate right, power and authority for them to own, use, and license their assets and conduct their business in the manner described in their respective business licenses and in the Registration Statement. To the best of our knowledge after due inquiry: (i) none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies; (ii) the business presently engaged by the PRC Companies as described in the Registration Statement is not subject to foreign investment restriction as stipulated by the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2024 version).

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(6)	Material Contracts. To the best of our knowledge after due and reasonable inquiries, (i) each of the Material Contracts as listed in Appendix B is governed by PRC Laws, has been duly authorized, executed and delivered by the relevant PRC Companies; (ii) each such PRC Companies had the corporate power and capacity to enter into and to perform its obligations under such Material Contracts; (iii) each of the Material Contracts constitutes a legal, valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms and conditions, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of the Material Contracts (either individually or in any combination) by the parties thereto, and the consummation of the transactions contemplated thereunder, do not and will not (i) result in any violation of the business license, articles of association or Governmental Authorizations of any PRC Companies, (ii) result in any violation of or penalty under any PRC Laws or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Material Contracts, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(7)	Title to Property and Leased Assets. Except as disclosed in the Registration Statement, to our best knowledge after due inquiry, (a) each of the PRC Companies, as the case may be, has legal right, power and valid title to legally own, use and lease all of their respective real properties that owned by such PRC Companies as described in the Registration Statement; and (b) each lease agreement in effect to which any of the PRC Companies is a party has been listed in Appendix C and is duly executed, legally binding and enforceable in accordance with their terms under PRC Laws, except for situations that would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.

(8)	No Violation. To our best knowledge after due inquiry, except as disclosed in the Registration Statement, none of the PRC Companies is in breach or violation of or in default, in all material respects, as the case may be, under (a) its articles of association or business license, or (b) any Governmental Authorization which has been obtained by any PRC Companies.

(9)	Proceedings. To our best knowledge after due inquiry, except as disclosed in Appendix E, there is no material legal, governmental, administrative or arbitration proceedings, regulatory or administrative investigations or other governmental decisions, rulings, orders, demands or actions in PRC before any Governmental Agency pending against any PRC Companies, except those would not, individually or in the aggregate, result in a Material Adverse Effect.

(10)	Dividends. Except as disclosed in the Registration Statement, all dividends and other distributions lawfully declared and payable on the equity interests of any of the PRC Companies in Renminbi are freely payable under the PRC Laws, and in the case of any PRC Companies that is a foreign investment enterprise, may be payable in foreign currency and freely transferred out of the PRC without the necessity of obtaining any Governmental Authorization, provided that the remittance of such dividends outside of the PRC complies with the procedures required by PRC Laws relating to foreign exchange and any applicable withholding taxes are duly paid.

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(11)	Intellectual Property Rights. To our best knowledge after due inquiry, each of the PRC Companies, as the case may be, is the registered owner of the Intellectual Property Rights purported to be owned by such PRC Companies and owns or has a valid right to use the Intellectual Property Rights which are listed in Appendix D, except for situations that would not have, individually or in aggregate, a Material Adverse Effect. To our best knowledge after due inquiry and as confirmed by the Company, none of the PRC Companies has received any notice of infringement of asserted rights of others with respect to any intellectual property rights of any third party in the PRC.

(12)	Labor. To our best knowledge after due inquiry, except as disclosed in the Registration Statement, no material labor dispute, work stoppage, or other conflict with the employees of the PRC Companies exists, except for situations that would not have, individually or in aggregate, a Material Adverse Effect.

(13)	Foreign Exchange Registration. Except as disclosed in the Registration Statement, to our best knowledge after due inquiry, Zhibao China, as a wholly foreign owned entity, has completed foreign exchange registration required under the applicable PRC Laws and are in compliance with the SAFE Rules. To our best knowledge after due inquiry, as the date of this Opinion, all of Zhibao China’s beneficial owners, who are PRC residents and are required to make the Circular 37 Registration have completed such registration with the relevant governmental authority. To our best knowledge after due inquiry, as the date of this Opinion, all of Zhibao China’s beneficial owners, who are PRC institutions and are required to make the overseas direct investment registration have completed such registration with the relevant governmental authority.

(14)	Trial Measures. Pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), any follow-on offering, by a PRC domestic company that has completed its initial public offerings or listings in an overseas market, including issuance of shares, warrants, convertible notes, exchangeable notes and preferred shares, shall be subject to filing requirement within three business days after the completion of the offering. Further, if the offering involves several closings, PRC domestic company is required to submit the filing report to the CSRC within three business days upon the first closing and report share issuance status to the CSRC upon completion of all subsequent closings. On September 26, 2024, Zhibao China, the primary operating entity of the Company in the PRC, has made the initial CSRC filing submission on the Offering with the CSRC within the timeline in accordance with the requirements of the Trial Measures and a report of share status will be submitted upon completion of all closings.

(15)	Cybersecurity. The Company has applied for and completed a cybersecurity review with respect to its initial public offering closed on April 3, 2024. Pursuant to the Cybersecurity Review Measures, the Company is not required to do the cybersecurity review for this Offering.

(16)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

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(17)	Submission to Jurisdiction. The choice of law provisions set forth in the Securities Purchase Agreement do not contravene PRC Laws and will be upheld by the courts of the PRC subject to duly completion of relevant procedure under PRC Laws; the Company can sue and be sued in its own name under the PRC Laws. The irrevocable submission of the Company to the jurisdiction of the state and federal courts located in Miami, Florida(“Florida Court”), the waiver by the Company of any objection to the venue of a proceeding, and the agreement of the Company that the Securities Purchase Agreement be construed in accordance with and governed by the internal laws of the Cayman Islands are valid and legal under PRC Laws and will be recognized by PRC courts subject to the due completion of procedure under PRC Laws; service of process effected in the manner set forth in the Securities Purchase Agreement will be effective to confer jurisdiction over the subsidiaries, assets and property of the Company in the PRC; and any judgment obtained in a Florida Court arising out of or in relation to the obligations of the Company under the Securities Purchase Agreement will be recognized by PRC courts, subject to the conditions described under the caption “Enforceability of Civil Liabilities” in the Registration Statement.

(18)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocal arrangements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments as the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

(19)	Statements in Registration Statement. The statements in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Corporate History and Structure”, “Taxation”, “Our Business” and “Regulation” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute matters of PRC Laws or description of documents, agreements or proceedings governed by the PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects, and nothing has been omitted from such statements which would make such statements misleading in any material respect.

D. Certain Limitations and Qualifications

(1)	The opinions expressed above are based on Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of the PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this Opinion.

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(2)	This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(3)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

(4)	Our above opinions are also subject to the qualifications that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

(5)	Except as otherwise specified herein, this Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any Governmental Agency, or other party without the express prior written consent of us.

(6)	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jinghe Law Firm
Jinghe Law Firm

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Appendix A

List of the PRC Companies

PRC Companies
Zhibao Technology Co., Ltd. (致保科技有限公司in Chinese)
Shanghai Anyi Network Technology Co., Ltd. (上海安逸网络科技有限公司 in Chinese)
Sunshine Insurance Brokers (Shanghai) Co., Ltd. (阳光保险经纪（上海）有限公司 in Chinese)
Shanghai Zhibao Health Management Co., Ltd. (上海致保健康管理有限公司 in Chinese)
Shanghai Zhizhongbao Enterprise Management Co., Ltd. (上海致众保企业管理有限公司 in Chinese)
Shanghai Zhibao Yingshi Health Technology Co., Ltd. (上海致保英仕健康科技有限公司 in Chinese)
Zhonglian Jinan Insurance Brokers Co., Ltd. (中联金安保险经纪有限公司 in Chinese)

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Appendix B

List of Material Contracts

No.	Name of Contract	Name of Group Company	Name of Counter Party	Execution Date
1	技术服务及推广服务服务采购协议	Shanghai Anyi	南京市智慧医疗投资运营服务有限公司	November 1, 2023
2	互联网保险经纪业务合作协议	Sunshine Insurance Brokers	太平财产保险有限公司	January 1, 2023
3	互联网保险经纪业务合作补充协议	Sunshine Insurance Brokers	太平财产保险有限公司	December, 2023
4	泉州市“泉家保”普惠型家庭综合保险共保协议	Sunshine Insurance Brokers	中国人民财产保险股份有限公司泉州市分公司等	December 17, 2023
5	联合经纪合作协议	Sunshine Insurance Brokers	全联保险经纪有限公司	February 5, 2024
6	联合经纪补充协议	Sunshine Insurance Brokers	全联保险经纪有限公司	February 5, 2024
7	联合经纪战略合作协议	Sunshine Insurance Brokers	亚泰保险经纪有限责任公司	January 1, 2024
8	互联网保险经纪业务合作协议	Sunshine Insurance Brokers	中国平安财产保险股份有限公司上海分公司	March 30, 2024
9	保险经纪业务合作协议	Sunshine Insurance Brokers	中国平安财产保险股份有限公司上海分公司	August 29, 2023
10	第三方管理服务合作协议	Zhibao China	Key Insurer A	February 10, 2023
11	商业健康保险项目合作协议	Sunshine Insurance Brokers	Key Insurer B	December 2023
12	综合品牌服务采购协议	Sunshine Insurance Brokers	Key Insurer C	January 1, 2024
13	Share Purchase Agreement	Zhibao China	Xuegeng Zhao, Qin’er Ye, Zhonglian Jinan Insurance Brokers Co., Ltd.	July 2,2025
14	合作框架协议	Zhibao China	上海杏涛网络科技有限公司、 季春晖	September 1,2025

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Appendix C

List of Lease Agreement

No.	Located Address	Lessor	Area (m²)	Duration of Leasehold	Use of Leasehold
1	上海市浦东新区五星路727弄汇公馆6号楼3层（Sunshine Insurance Brokers承租）	上海吉树企业营销策划有限公司	1,143.32	2024.11.01-2027.10.31	办公
2	中国（上海）自由贸易试验区临港新片区新杨公路860号10幢（Zhibao China承租）	上海临港奉贤经济发展有限公司	-	2022.08.16-2042.08.05	企业注册
3	上海市张江高科技园区郭守敬路498号8幢19号楼3层（Shanghai Anyi承租）	上海浦东软件园股份有限公司	-	2025.10.01-2026.09.30	办公
4	上海市张江高科技园区郭守敬路498号8幢19号楼3层（Zhibao Health承租）	上海浦东软件园股份有限公司	-	2025.10.01-2026.09.30	办公
5	上海市张江高科技园区郭守敬路498号8幢19号楼3层（Zhizhongbao承租）	上海浦东软件园股份有限公司	-	2026.02.01-2027.01.31	办公
6	北京市朝阳区高碑店乡高碑店村民俗文化街1700号D座208室（Sunshine Insurance Brokers Beijing Branch承租）	北京美盛格科技开发有限公司	83.00	2025.07.01-2026.07.09	办公
7	山东省济南市经十路12111号中润世纪中心3号楼6层603房间（Sunshine Insurance Brokers等承租）	济南国商园区运营管理有限公司	205.68	2026.01.01-2026.12.31	办公
8	山东省临沂市兰山区柳青街道上海路IEC国际企业中心520、521号（Sunshine Insurance Brokers Shandong Linyi Branch承租）	周浩	246.46	2025.07.01-2026.06.30	办公

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9	深圳市罗湖区宝安北路华润置地笋岗中心大厦T1栋14层1402号（Sunshine Insurance Brokers Shenzhen Branch承租）	深圳仙郦科技有限公司	294.43	2026.01.01-2027.12.31	办公
10	云南省昆明市西山区水昌街道众安白马御府9栋414室（Sunshine Insurance Brokers Yunnan Branch承租）	郭帆	55.00	2025.12.05-2027.12.04	办公
11	浙江省杭州市余杭区高教路970-1号4号楼316室（Sunshine Insurance Brokers Zhejiang Branch承租）	轻工业杭州机电设计研究院有限公司	62.47	2025.05.01-2026.04.30	办公
12	广东省广州市番禺区南村镇汉溪大道东388号四海城商业广场4栋630-631房（Sunshine Insurance Brokers Guangdong Branch承租）	伍锦源	119.2146	2024.10.01-2026.09.30	办公
13	黑龙江省哈尔滨市香坊区中山路122号907、908（Sunshine Insurance Brokers Heilongjiang Branch承租）	黑龙江省天正粮油食品进出口股份有限公司	62.00	2025.12.21-2026.12.20	办公
14	江苏省南京市建邺区江东中路106号2104室-1（Sunshine Insurance Brokers Jiangsu Branch承租）	桑葚企业管理（江苏）有限公司	90.00	2025.12.01-2026.11.30	办公
15	浙江省宁波市鄞州区潘火路189号和荣大厦A座1208室（Zhonglian承租）	梁美燕	252.13	2025.07.1-2028.07.15	办公
18	合肥市包河区徽州大道5158号滨湖世纪城临滨苑C幢1409室（Zhonglian Hefei Branch承租）	蔡军	66.84	2021.09.10-2022.09.09（The agreement has not been updated but is still in effect.）	办公

Jinghe Legal Opinion

19	安徽省合肥市包河区包河工业园区北京路1066号合肥强盛石材制品厂综合楼1008室（Zhonglian Anhui Branch承租）	合肥强盛石材制品厂	228	2025.07.17-2027.07.17	办公
20	北京市通州区滨惠南三街38号3层310（Zhonglian Beijing First Branch承租）	孙佳	57.7	2025.06.16-2026.06.15	办公
21	浙江省温州市鹿城区南郊街道洛河路31号3栋401室-1（Zhonglian Wenzhou Branch承租）	温州市达佳达鞋业有限公司	30	2023.03.21-2024.03.20（The agreement has not been updated but is still in effect.）	办公
22	浙江省台州市椒江区时代景龙中心2幢1622室（Zhonglian Taizhou Branch承租）	李翊铭	100	2025.09.01-2026.08.31	办公
23	上海市崇明县庙镇窑桥村社南756号2幢8658室（Zhonglian Shanghai Branch承租）	上海庙镇经济开发区管理委员会	30	2015.11.30-2025.11.29（The agreement is updated in progress.）	办公
24	江西省新余市中山大道106号曼福特国际广场5栋710室（Zhonglian Jiangxi Branch承租）	黄细根	80	2022.10.08-2023.10.07（The agreement has not been updated but is still in effect.）	办公
25	浙江省杭州市余杭区五常街道高教路970-1号4幢301室（Zhonglian Zhejiang Hangzhou Branch承租）	轻工业杭州机电设计研究院有限公司	62.47	2025.04.20-2027.04.19	办公

Jinghe Legal Opinion

26	新疆乌鲁木齐市水磨沟区南湖东路139号中国人寿家属楼2310（Zhonglian Xinjiang Branch承租）	张文琳	149.5	2023.01.01-2023.12.31（The agreement has not been updated but is still in effect.）	办公
27	甘肃省兰州市兰州城关区南滨河东路5198号名城广场2号楼1224号（Zhonglian Gansu Branch承租）	孟晓萍	41.79	2023.03.09-2024.03.08（The agreement has not been updated but is still in effect.）	办公
28	贵州省贵阳市南明区中山西路77号华亿大厦1幢20层2号[中南办事处]（Zhonglian Guizhou Branch承租）	蔡子泰	98.69	2023.07.25-2026.07.25	办公
29	陕西省西安市莲湖区丰镐东路33号大院的办公大楼三层317室（Zhonglian Shaanxi Branch承租）	李峰	30	2022.06.01-2024.05.31（The agreement has not been updated and is not in effect.）	办公
31	广东省佛山市顺德区大良街道云路社区新桂中路海琴湾花园二期昶琴轩46号商铺之五（住所申报）（Zhonglian Guangdong Branch承租）	吕汝红	57.54	无期限	办公
32	内蒙古自治区呼和浩特市赛罕区新华东街26号万达广场A座12层8区（Zhonglian Neimenggu Branch承租）	内蒙古渔桥科技有限公司	60	2025.05.20-2026.05.19	办公
33	苏州姑苏区广济南路369号的苏州华贸中心写字楼13层07号房屋（Zhonglian Suzhou Branch承租）	苏州润兴房地产开发有限公司	180.45	2025.12.01-2028.11.30	办公
34	山东省潍坊市潍城区青年路2555号中华茶博城3号楼31区501室（Zhonglian Weifang Branch承租）	林旭	160	2020.06.01-2023.05.31（The agreement has not been updated but is still in effect.）	办公
35	天津市北辰区仓生大厦B座6楼1间（Zhonglian Tianjin Branch承租）	天津市北辰区北仓镇北仓村股份经济合作社	87.97	2022.01.01-2022.12.31（The agreement has not been updated but is still in effect.）	办公

Jinghe Legal Opinion

37	上海市杨浦区国权路31号508室（Zhonglian Shanghai First Branch承租）	上海华庚酒业有限公司	250	2024.12.01-2026.11.30	办公
38	山东省菏泽市开发区巢湖路1009号，丹阳街道办事处姬庄社区二楼房屋10间，一楼房屋一间（Zhonglian Heze Branch承租）	菏泽市经济开发区丹阳街道办事处姬庄社区居民委员会	260	2025.07.10-2026.07.09	办公
39	南宁市兴宁区昆仑大道58号盛天东郡A地块项目6号楼十二层1210号（Zhonglian Guangxi Branch承租）	邱虹	43.8	2023.06.01-2026.05.31	办公
40	南京市浦口区江浦街道浦口大道9号万汇城（南区）05幢2611室（Zhonglian Jiangsu First Branch承租）	梅宏亮、梅凯泓	74.43	2017.11.01-2020.10.31（The agreement has not been updated but is still in effect.）	办公
41	浙江省宁波市江北区长兴路677号、685号、687号3幢9-3-4（Zhonglian Ningbo Branch承租）	宁波正达商业管理有限公司	65	2024.09.25-2026.10.02	办公
42	南京市建邺区怡康街9号涟城汇1314室（Zhonglian Jiangsu Branch承租）	陈乃升	61.08	2021.05.20-2023.05.20（The agreement has not been updated but is still in effect.）	办公
43	浙江省宁波市江北区甬江镇河东村（329国道西侧）2层（Zhonglian Ningbo Jiangbei Branch承租）	王志杰	100	2023.11.01-2024.10.31（The agreement has not been updated but is still in effect.）	办公
44	江西省上饶市信州区凤凰大道99号江南商贸城D1幢2-26，2-27（Zhonglian Shangrao Branch承租）	龚礼财	268	2021.06.01-2024.05.31（The agreement has not been updated but is still in effect.）	办公

Jinghe Legal Opinion

45	浙江省杭州市萧山区市心中路1号龙发大厦4楼426室（Zhonglian Zhejiang Branch承租）	杭州解百集团股份有限公司	180	2023.10.06-2026.09.05	办公
46	河南省商丘市示范区文化东路时尚花园大门东侧50米路北商铺第二层（Zhonglian Henan Branch承租）	王秀英	135	2022.01.10-2025.01.09（The agreement has not been updated but is still in effect.）	办公
47	吉林省长春市绿园区西安大路4388号广泽大厦黄楼一层（Zhonglian Jilin Branch承租）	吉林省天达资产管理有限公司	230	2025.10.09-2028.10.08	办公
48	浙江省舟山市普陀区沈家门街道鲁家峙鲁滨南路37号璞园39幢105室（Zhonglian Zhoushan Branch承租）	芮雷明	125.63	2022.03.01-2027.02.28	办公
49	青海省西宁市城中区长江路128号创新商务楼10层1102室（Zhonglian Qinghai Branch承租）	赵汝华	134.77	2025.03.01-2028.03.01	办公
50	上海市嘉定区槎溪路650弄1号318室（Zhonglian Shanghai Second Branch承租）	陈秀艳	38.49	2024.09.25-2029.09.24	办公
51	浙江省宁波高新区广贤路1035号11-2-3（Zhonglian Ningbo High-Tech Zone Branch承租）	宁海县交通工程有限公司	343.02	2024.06.01-2025.05.30（The agreement is updated in progress.）	办公
52	浙江省绍兴市越城区迪荡财智大厦1402-1室（Zhonglian Shaoxing Branch承租）	董晓燕	156	2024.05.15-2027.05.14	办公
53	厦门市集美区灌口镇凤泉东里37号（法律文书送达地址）（Zhonglian Xiamen Branch承租）	林志专	53.85	2024.12.16-2029.06.15	办公
54	沙市区荆沙路与白云路交叉处（1号职工住宅危改楼）2栋3单元2层1号（Zhonglian Jingzhou Branch承租）	索绪麟	146	2023.01.01-2023.12.30（The agreement has not been updated but is still in effect.）	办公

Jinghe Legal Opinion

55	黑龙江省哈尔滨市道里区友谊西路富力中心T2栋35层2号（Zhonglian Heilongjiang Branch承租）	黑龙江青恋农业有限公司	194.19	2024.07.01-2027.07.31	办公
56	广州市天河区猎德大道48号之三1102-1房（Zhonglian Guangzhou Branch承租）	广州玖福汽车保险代理有限公司	60	2025.06.01-2026.05.31	办公
57	湖南省长沙市天心区友谊路958号克拉美丽山庄27栋705、706（Zhonglian Changsha Branch承租）	705：杨惠萍/706：胡婷	83.06	2025.01.08-2028.01.07	办公
58	中国（云南）自由贸易试验区昆明片区官渡区小板桥街道办事处春城时光花园2号地4栋2606号（Zhonglian Yunnan Branch承租）	叶晓琴	101.67	2023.04.01-2024.03.31（The agreement has not been updated but is still in effect.）	办公
59	湖南省长沙市岳麓区观沙岭街道潇湘北路三段808号启迪协信商业中心1栋11011房（Zhonglian Hunan Branch承租）	李虹	约67	2025.07.10-2027.07.09	办公
60	山西省太原市小店区坞城街道并州南路115号永丰大厦408房间（Zhonglian Shanxi Branch承租）	太原昌华进茂物业管理有限公司	72	2024.08.01-2025.07.31（The agreement is updated in progress.）	办公
61	山东省济南市历下区中林路77号绿城百合花园B区13号楼2单元902（Zhonglian Jinan Branch承租）	田硕	139.66	2022.01.01-2023.12.31（The agreement has not been updated but is still in effect.）	办公
62	山西转型综合改革示范区学府产业园平阳路426号大和昌业1305室（Zhonglian Shanxi First Branch承租）	周要辉	136.11	2024.08.01-2025.08.01（The agreement is updated in progress.）	办公

Jinghe Legal Opinion

63	武汉市青山区红钢城二街29号中交江锦湾10栋A号楼一单元26层17号（Zhonglian Wuhan Branch承租）	李璐	/	2025.08.01-2027.07.31	办公
64	上海市宝山区杨泰路192号101室（Zhonglian Shanghai Pujiang Branch承租）	上海镇翰实业有限公司	40	2023.01.01-2025.12.31（The agreement is updated in progress.）	办公
65	辽宁省沈阳市和平区文化路19号（十四层）08号（Zhonglian Liaoning First Branch承租）	米多多科技（北京）有限公司	265	2021.09.01-2022.09.30（The agreement has not been updated but is still in effect.）	办公
66	浙江省宁波市鄞州区潘火街道潘火路189号和荣大厦A座1208-3室（Zhonglian Yinzhou Branch承租）	中联金安保险经纪有限公司	66	2025.08.01-2028.07.30	办公
67	安徽省滁州市南谯区中都大道1555号路A栋515室（Zhonglian Chuzhou Branch承租）	刘璀	191.78	2021.05.18-2026.05.17	办公
68	河北省邯郸市丛台区君荟大厦2-203（Zhonglian Handan Branch承租）	陈晓阳	60	2024.01.01-2027.01.01	办公
69	浙江省台州市椒江区白云街道万达广场2幢1708室一A（Zhonglian承租）	金恩中	-	2026.03.12-2027.03.11	-

Jinghe Legal Opinion

Appendix D

List of Intellectual Property Rights

1.	Trademarks

No.	Trademark No.	Trademark	Registrant	Registration Date	Class	Status
1	37690651		Zhibao China	2020.02.28	9, 42	Registered
2	37693002		Zhibao China	2020.03.07	9, 42	Registered
3	44512692		Zhibao China	2020.11.28	9, 36, 42	Registered
4	48827849A		Zhibao China	2021.04.21	9, 36, 42	Registered
5	47922632A		Zhibao China	2021.07.21	9, 42	Registered
6	61627114		Zhibao China	2022.06.14	9, 36, 42	Registered
7	61640197		Zhibao China	2022.06.14	9, 36, 42	Registered
8	61643846		Zhibao China	2022.06.21	9, 42	Registered
9	72784924A		Zhibao China	2024.02.07	9, 36, 42	Registered
10	79530988		Zhibao China	2025.03.07	9 ,36 ,42	Registered
11	84566913		Zhibao China	2025.12.14	9, 36, 42	Registered
12	25552735		Shanghai Anyi	2018.10.28	9, 42	Registered
13	26070494A		Shanghai Anyi	2018.11.07	9, 36, 42	Registered
14	40628381A		Shanghai Anyi	2020.04.21	9, 36, 42	Registered
15	26150152A		Shanghai Anyi	2018.11.07	9, 36, 42	Registered
16	26175449A		Shanghai Anyi	2019.03.21	9, 42	Registered
17	26162570A		Shanghai Anyi	2019.01.14	9	Registered
18	31031460A		Shanghai Anyi	2019.06.28	9, 42	Registered

Jinghe Legal Opinion

19	30560384A	Shanghai Anyi	2019.03.21	9, 36, 42	Registered
20	26160479	Shanghai Anyi	2018.09.28	9, 36, 42	Registered
21	57472452A	Shanghai Anyi	2022.03.07	9, 42	Registered
22	64974639	Zhonglian	2022.11.21	36	Registered
23	69183212	Zhonglian	2023.07.07	36	Registered

2.	Copyrights

(1)	Computer Software Copyrights

No.	Name of Copyright	Registration No.	Registrant	Date of Publishment/ Registration Date
1	致保派单软件V1.0	2020SR0558260	Zhibao China	2019.09.02
2	致保条款标注及知识图谱自动生成工具软件V1.0	2020SR0558250	Zhibao China	2020.01.10
3	致保灾害民生综合保险运营平台软件V1.0	2020SR0834994	Zhibao China	2019.12.30
4	致保活动运营平台软件V1.0	2020SR0853055	Zhibao China	2019.12.21
5	致保报表中心软件V1.0	2021SR0492631	Zhibao China	N/A
6	致保电销业绩管理TSR端软件V1.0	2021SR0492602	Zhibao China	2020.01.09
7	致保电销业绩管理运营端软件V1.0	2021SR0488300	Zhibao China	2020.01.09
8	致保渠道中心管理软件V1.0	2021SR0842099	Zhibao China	2020.12.4
9	致保综合运营平台软件V2.0	2021SR0850170	Zhibao China	2019.07.09
10	致保条款标注及知识图谱自动生成工具软件V2.0	2021SR0859234	Zhibao China	2020.07.10
11	致保灾害民生综合保险运营平台软件V2.0	2021SR1470694	Zhibao China	2020.07.20
12	致保保险产品中心软件V1.0	2021SR1461861	Zhibao China	2020.12.17
13	致保活动运营平台软件V2.0	2021SR1470695	Zhibao China	2020.05.27
14	致保保险经纪人软件V1.0	2021SR1793000	Zhibao China	N/A
15	致保保险经纪协同交付软件V1.0	2022SR0974892	Zhibao China	2020.07.17

Jinghe Legal Opinion

16	致保智能保顾运营平台软件V1.0	2022SR0974891	Zhibao China	2021.04.01
17	经纪公司用印申请系统V1.06	2017SR562282	Shanghai Anyi	2017.07.07
18	借款人意外险专用投保系统V1.0.5	2018SR694377	Shanghai Anyi	2018.05.02
19	旅游险通用投保系统V1.0.5	2018SR694378	Shanghai Anyi	2017.05.08
20	智能保顾重大疾病测试系统V1.1.1	2018SR694376	Shanghai Anyi	2017.05.23
21	智能保顾可定制化问答系统V1.1.2	2018SR694379	Shanghai Anyi	2017.05.17
22	智能保顾智能问答系统V1.1.1	2018SR929043	Shanghai Anyi	2018.07.09
23	电器安维综合险专用投保系统V2.0.0	2018SR929048	Shanghai Anyi	2018.07.18
24	配送员意外险专用投保系统V1.1.0	2018SR929046	Shanghai Anyi	2018.07.20
25	经纪公司通用业务管理系统V1.3	2018SR1002920	Shanghai Anyi	2018.07.26
26	特定渠道推广系统V2.4.0	2018SR929042	Shanghai Anyi	2018.06.08
27	通用理赔系统V2.1.2	2018SR929047	Shanghai Anyi	2018.02.01
28	安逸商保系统V2.1.0	2018SR929049	Shanghai Anyi	2017.01.18
29	逸职保后台管理系统V1.0	2018SR1002899	Shanghai Anyi	2017.04.06
30	综合运营平台V1.5.0	2018SR929044	Shanghai Anyi	2018.02.09
31	通用渠道投保管理系统V1.7.0	2018SR929045	Shanghai Anyi	2017.07.07
32	安逸风险管家渠道投保软件V2.0	2021SR0532568	Shanghai Anyi	2019.08.08
33	安旅保旅游保险平台1.0	2025SR0447582	Zhonglian	2025.03.13
34	中联金安保险综合管理平台V1.0	2022SR0385861	Zhonglian	N/A
35	中联金安“惠民保”平台1.0	2025SR0305668	Zhonglian	2025.02.21
36	保中宝保险信息平台（Android版）V1.2	2018SR168798	Zhonglian	2018.01.01
37	中联金安女性健康公益保险平台 1.0	2025SR0424591	Zhonglian	2025.03.11
38	中联金安销售管理平台 1.0	2025SR0424392	Zhonglian	2025.03.11
39	中联金安医疗保险管理平台 1.0	2025SR0424381	Zhonglian	2025.03.11

Jinghe Legal Opinion

(2)	Artwork Copyrights

No.	Name of Copyright	Registration Date	Registration No.	Registrant
1	智能保顾	2018.04.02	国作登字-2018-F-00519017	Shanghai Anyi
2	风险管家	2018.06.11	国作登字-2018-F-00519243	Shanghai Anyi
3	风险管家RISKEYS	2019.03.28	国作登字-2019-F-00744070	Shanghai Anyi
4	盐灯儿	2025.08.21	国作登字-2025-F-00251677	Zhibao China
5	晋小虎	2025.07.23	国作登字-2025-F-00223799	Shanghai Anyi

3.	Domain Names

No.	Domain Names	Registration Date	Expiration Date	Registrant
1	a1y.cc	2017.11.30	2025.11.30	Shanghai Anyi
2	airiskeys.com	2017.10.11	2025.10.11	Sunshine Insurance Brokers
3	anyi-tech.com	2015.08.31	2025.08.31	Shanghai Anyi
4	anyitech.ltd	2017.06.02	2026.06.02	Shanghai Anyi
5	itechsunshine.com	2017.06.05	2026.06.05	Sunshine Insurance Brokers
6	riskeys.com	2015.08.31	2025.08.31	Sunshine Insurance Brokers
7	zhibaohealth.com	2023.09.19	2025.09.19	Zhibao China
8	zhibao-tech.com	2019.09.02	2025.09.02	Zhibao China
9	zhongjunan.com	2017.04.25	2026.04.25	Sunshine Insurance Brokers
10	zljans.com	2019.04.09	2026.04.09	Zhonglian
11	z1j.co	2025.04.10	2026.04.10	Zhonglian
12	zljan.com	2019.04.09	2026.04.09	Zhonglian
13	zljagroup.com	2015.01.20	2027.01.20	Zhonglian

Jinghe Legal Opinion

Appendix E

Legal Proceedings

As of the date of this Opinion, the PRC Companies have the following material on-going legal proceedings in China:

Zhibao China vs. Taiping General Insurance Company Limited (“Taiping Insurance”)

On June 3, 2024, Zhibao China, the plaintiff, filed a lawsuit at Shenzhen Futian District People’s Court against Taiping Insurance, in connection with the breach of contract pursuant to Third Party Management Service Cooperation Agreements. In this lawsuit, Zhibao China requested Taiping Insurance to repay management service fees of RMB 11,053,754.69, together with a penalty of approximately RMB 99,740 and case acceptance fees, litigation preservation fees pursuant to such Third Party Management Service Cooperation Agreements. On November 10, 2025, the Shenzhen Futian District People’s Court rendered its judgement of first instance (at the trial court level) ordering Taiping Insurance to pay Zhibao China, management service fees of RMB 11,053,754.69 and overdue-interest within ten days of the judgment’s effective date. The interest is to be calculated (i) on RMB 7,683,325.10 from February 2, 2024 and (ii) on RMB 3,370,429.59 from August 14, 2024, in each case at the one-year Loan Prime Rate published by the National Inter-bank Funding Center, until the date of actual payment. Taiping Insurance has filed an appeal at Shenzhen Intermediate People’s Court. As of the date of this opinion, the case is still pending.

Zhonglian vs. Hangzhou Fuxiaoyun Technology Co., Ltd. (“Fuxiaoyun”)

On July 20, 2025, Zhonglian, as the plaintiff, filed a lawsuit at Ningbo Yinzhou District People’s Court against Fuxiaoyun, alleging breach of contract under a recommendation and consulting service agreement. In this action, Zhonglian seeks compensation from Fuxiaoyun for losses amounting to RMB 695,633.11, plus interest calculated at the annual LPR on the principal sum of RMB 695,633.11 from the date of filing until the date Fuxiaoyun fully settles the payment. Additionally, Zhonglian claims attorney’s fees of RMB 30,000 and all associated litigation costs. As of the date of this opinion, the case remains pending.

Lianren Health Medical Big Data Technology Co., Ltd. ("Lianren Health") vs. Sunshine Insurance Brokers

On January 26, 2026, Lianren Health Medical Big Data Technology Co., Ltd. ("Lianren Health") filed a lawsuit at Shanghai Pudong New Area People's Court against Sunshine Insurance Brokers, in connection with the defendant's outstanding service fees under an Internet Insurance Marketing and Promotion Cooperation Agreement. In this lawsuit. Lianren Health requested Sunshine Insurance Brokers to repay service fees of RMB 2,024,764.89, together with liquidated damages for overdue payment calculated from July 22, 2023 at a daily rate of 0.01% based on the principal amount of RMB 2,024,764.89 (provisionally RMB 187,290.75 as of January 31, 2026, totaling 925 days overdue) , and all litigation costs including court fees, appraisal fees (if any), and preservation fees. As of the date of this opinion, the case is still pending.

Shanghai Qibao Technology Co., Ltd vs. Sunshine Insurance Brokers

On March 7, 2026, Shanghai Qibao Technology Co., Ltd., the plaintiff, filed a lawsuit at Shanghai Pudong New Area People’s Court against Sunshine Insurance Brokers, in connection with a service contract dispute arising from the Internet Insurance Marketing and Promotion Entrusted Cooperation Agreement and Supplementary Agreement (I) executed by and between the parties on February 15, 2022. In this lawsuit, the plaintiff requested the court to order Sunshine Insurance to (i) pay service fees in the amount of RMB 605,815.42; (ii) Pay capital occupancy fees in the amount of RMB 180,189.66 (calculated based on the Loan Prime Rate published by the National Inter-bank Funding Center from August 1, 2022, provisionally calculated until March 10, 2026); (iii) compensate for tax losses in the amount of RMB 22,817; and (iv) bear the case acceptance fees and preservation fees. On March 27, 2026, the plaintiff filed an application for property preservation with the court, requesting to freeze the bank deposits of Sunshine Insurance Brokers in the amount of RMB 808,822.08 or to seize and detain its other properties of equivalent value. On March 30, 2026, the Shanghai Pudong New Area People’s Court issued a ruling, ordering the freezing of Sunshine Insurance Brokers’s bank deposits in the amount of RMB 808,822.08, or the sealing and seizure of its assets of corresponding value. As of the date of this opinion, the case is still pending.